November 1, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Aries Ventures, Inc
File Ref. No. 0-14136

We have read the statements that we understand Aries Ventures, Inc will include under item 4 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under item 4.

Very truly yours,

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Certified Public Accountants

6100 Glades Road • Suite 314	1925 Century Park East • Suite 1120	One Pacific Place, Suite 805
Boca Raton, Florida 33434	Los Angeles, California 90067	88 Queensway, Hong Kong, P.R.C
Telephone: 561 487 5765	Telephone: 310 601 2200	Telephone: 852-2780-7231
Facsimile: 561 487 5766	Facsimile: 310 601 2201	Facsimile: 852-2780-8717
www.cpaweinberg.com